SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C.  20549

                                FORM 8-K

           Current Report Pursuant to Section 13 or 15(d) of
                  The Securities Exchange Act of 1934

   Date of Report (Date of earliest event reported)    May 2, 1997
                                                      -----------------

                    Public Storage Properties IV, Ltd.
         --------------------------------------------------------
          (Exact name of registrant as specified in its charter)

      California                   0-8908           95-3192402
      ----------                   -------          ----------
    (State or other juris-       (Commission       (IRS Employer
    diction of incorporation)    File Number)    Identification No.)

    701 Western Avenue, Suite 200, California          91201-2397
    -----------------------------------------          ----------
     (Address of principal executive office)           (Zip Code)

   Registrant's telephone number, including area code    (818) 244-8080
                                                         --------------

                                N/A
                               -----
     (Former name or former address, if changed since last report)


   Item 1.   Changes in Control of Registrant.
             --------------------------------

             On March 21, 1997, B. Wayne Hughes ("Hughes"), a general partner of Public Storage Properties IV, Ltd., a California limited partnership (the "Partnership"), commenced an Offer to Purchase up to 6,000 of the 40,000 outstanding Units in the Partnership (the "Units") at a purchase price of $447 per Unit. The Offer to Purchase expired on May 2, 1997. At the expiration of the Offer to Purchase, 5,033 Units, representing 12.6% of the outstanding Units, had been validly tendered and were accepted for purchase by a corporation wholly-owned by Hughes. Public Storage ("PSI"), a California corporation, the other general partner of the Partnership, has an option to purchase such 5,033 Units from Hughes, at Hughes' cost, at any time after May 2, 1998.

             As a result of the Offer to Purchase, as of May 2, 1997, Hughes and PSI beneficially own an aggregate of 24,310 Units, representing 60.8% of the outstanding Units. Hughes expended approximately $2,321,000 to consummate the Offer to Purchase, including related fees and expenses. These funds were obtained from Hughes' available funds or from borrowings under Hughes' $40,000,000 credit facility with Wells Fargo Bank, National Association.

             Hughes and PSI, which currently beneficially own 60.8% of the outstanding Units, are in a position to control all voting decisions with respect to the Partnership, such as the timing of the liquidation of the Partnership, a sale of all of the Partnership's properties, or a merger or other extraordinary transaction. This voting power could (i) prevent other Unitholders from taking action they desired but that Hughes and PSI opposed and (ii) enable Hughes and PSI to take action desired by Hughes and PSI but opposed by other Unitholders.

                                SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

   Dated:  May 8, 1997                 Public Storage Properties IV, Ltd.

                                       By: Public Storage, Inc.
                                           General Partner


                                           By: /S/ DAVID GOLDBERG
                                               ----------------------
                                               David Goldberg
                                               Senior Vice President